Exhibit 10.3

AMENDMENT TO EMPLOYMENT AGREEMENT

WHEREAS, Dustin L. Bogue (“Executive”) and UCP, Inc., a Delaware corporation (the “Company”) are parties to that certain Employment Agreement, dated as of February 1, 2017 (the “Employment Agreement”);

WHEREAS, the Company is a party to that certain Agreement and Plan of Merger, by and among Century Communities, Inc., Casa Acquisition Corp., and UCP, Inc., dated on or about April 10, 2017 (the “Merger Agreement”); and

WHEREAS, Executive and the Company wish to amend the Employment Agreement, subject to and conditioned upon the consummation of the Closing (as defined in the Merger Agreement), in accordance with the provisions of this Amendment to Employment Agreement (this “Amendment”).

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, Executive and the Company hereby agree that the Employment Agreement is amended as follows:

1.    Effectiveness. This Amendment shall become effective as of, subject to, and conditioned upon the Closing. This Amendment shall automatically terminate without any further action by any person and be void ab initio if the Merger Agreement is terminated in accordance with its terms prior to the Closing, and none of Executive, the Company, nor any other person shall have any liability under this Amendment if the transactions contemplated by the Merger Agreement are not consummated for any reason.

2.    Defined Terms. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Employment Agreement. All references to the “Board” or any subcommittee thereof in the Employment Agreement are hereby replaced with “Company.” Following the Closing, all references to “Company” in the Employment Agreement shall be deemed to refer to

“Casa Acquisition Corp. (or Century Communities, Inc., or its subsidiaries, as applicable).”

3.    Position. Section 2(a) of the Employment Agreement is hereby amended and restated in its entirety as follows:

“Position. During the Employment Period, Executive shall serve as the Regional President — West of the Company and have the normal duties, responsibilities, and authority of an executive serving in such positions. Upon the termination of Executive’s employment hereunder for any reason, unless otherwise determined by the Company, Executive shall be deemed to have resigned from all positions held at the Company or any of its subsidiaries or affiliates voluntarily, without any further required action by Executive, as of the cessation of Executive’s services, and Executive, at the Company’s request, shall execute any documents deemed in the discretion of the Company to be reasonably necessary to reflect his resignation(s).”

4.    Annual Incentive Compensation. A new sentence is added at the end of Section 3(b) of the Employment Agreement as follows: “Executive’s annual cash incentive bonus in respect of the 2017 fiscal year shall be determined in accordance with the annual performance goals or objectives established for such bonus as of immediately prior to the Closing.”

5.    Equity-Based Compensation.

(a)    The Executive’s 124,409 unvested restricted stock units (“RSUs”) previously granted by the Company shall vest on the following schedule (all numbers below shown prior to the conversion of such RSUs pursuant to the terms of the Merger Agreement):

(i)	30,201 shall vest on the date that is sixty (60) days following the Closing (the “Vesting Reference Date”);

(ii)	56,544 shall vest on the first (1st) anniversary of the Vesting Reference Date; and

(iii)	37,664 shall vest on the second (2nd) anniversary of the Vesting Reference Date.

(iv)	The RSUs shall vest in full upon Executive’s termination without Cause or resignation for Good Reason (each as defined in the Employment Agreement).

(v)	Except as set forth in this Section 5(a) or as required by the terms of the Merger Agreement, such RSUs shall subsist in accordance with their terms in effect as of immediately prior to the Closing.

(b)    Any Company Options (as defined in the Merger Agreement) held by the Executive, whether vested or unvested, shall be forfeited for no consideration as of the Closing.

6.    Severance.

(a)    Section 4(c) of the Employment Agreement is hereby amended and restated in its entirety as follows:

“If the Employment Period ends on account of Termination Without Cause or Termination for Good Reason, Executive shall receive a severance payment (the “Severance Payment”) in an amount equal to one (1) times the Executive’s Base Salary at the time of termination (or, in the event of a Termination for Good Reason, the Base Salary prior to the event constituting Good Reason if such Base Salary is higher than the Base Salary at the time of termination). In addition, if the Employment Period ends on account of death, Termination Without Cause, Termination for Good Reason, or Termination for Disability, the Company shall pay Executive after such termination of employment (or to Executive’s family in the event of his death), on a monthly basis, an amount equal to the monthly amount of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) continuation coverage premium for such month, at the same level and cost to Executive (or Executive’s family in the event of his death) as immediately preceding the date of termination, under the Company group medical plan in which Executive participated immediately preceding the date of termination, less the amount of Executive’s portion of such monthly premium as in effect immediately preceding the date of termination, until the earlier of (A) twelve (12) months after the date of termination; and (B) the date on which Executive and his family have obtained other substantially similar healthcare coverage or become entitled to Medicare coverage. Subject to Section 17, the Severance Payment shall be paid in a lump sum payment on the sixtieth day following the termination date. As a condition to Executive’s receipt of the post-employment payments and benefits set forth in this Section 4(c), Executive must execute, return, not rescind and comply with a commercially reasonable written release agreement in a form prescribed by the Company.”

(b)	Section 4(d) of the Employment Agreement is hereby deleted. Section 4(e) of the Employment Agreement is re-designated Section 4(d), and the references to “Section 4(d)” and “CIC Severance Payment” therein shall be replaced with “Section 4(c)” and “Severance Payment,” respectively.

7.    Transaction Bonus. Subject to and conditioned upon the Closing, the Company shall pay to Executive an amount equal to $1,972,639 as a one-time transaction bonus. Such bonus shall be payable in a lump sum on the sixtieth (60th) day following the Closing.

8.    Certain Definitions.

(a)    The definition of “Cause” in Exhibit A attached to the Employment Agreement is hereby amended and restated in its entirety as follows:

“‘Cause’ shall mean the occurrence of any of the following conditions:

(i)	any act or omission that constitutes a material breach by Executive of any of his material obligations under this Agreement, after a written demand for substantial performance is delivered to Executive by the office of the Century Communities, Inc. Chief Executive Officer (the ‘Parent CEO’) that specifically identifies the manner in which the Parent CEO believes that Executive has materially breached such obligations and Executive’s failure to cure such alleged breach not later than 30 days following his receipt of such notice;

(ii)	the commission of dishonest, fraudulent, or deceptive acts or practices in connection with Executive’s employment that are materially injurious to the Company, monetarily or otherwise;

(iii)	conviction or plea of guilty to a charge of commission of a felony; or

(iv)	Executive’s ongoing willful refusal to follow the proper and lawful directions of the Parent CEO after a written demand for substantial performance is delivered to Executive by the Parent CEO that specifically identifies the manner in which the Parent CEO believes that Executive has refused to follow its instructions and Executive’s failure to cure such refusal not later than 30 days following his receipt of such notice.

For purposes of this definition, no act, or failure to act, on the part of Executive shall be considered ‘willful’ unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon (A) authority given pursuant to a resolution duly adopted by the board of directors or similar governing body of the Company or Century Communities, Inc., or the Parent CEO or (B) the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a written statement from the Parent CEO, after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel for Executive, to be heard before the Parent CEO, finding that, in the good faith opinion of the Parent CEO, the conditions set forth in clauses (i), (ii), (iii), or (iv) have been satisfied, and specifying the particulars thereof in detail.”

(b)    The definition of “Change in Control” in Exhibit A attached to the Employment Agreement is hereby deleted.

9.    Governing Law. This Amendment shall be governed by the laws of the State of California, without reference to the conflicts of law provisions thereof.

10.    Miscellaneous. The provisions of this Amendment may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Amendment shall affect the validity, binding effect or enforceability of this Amendment. This Amendment, together with the Employment Agreement, constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof. Except as otherwise expressly set forth in this Amendment, the Employment Agreement shall remain unchanged and in full force and effect.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of this 10th day of April, 2017.

UCP, INC.

/s/ W. Allen Bennett
By:	W. Allen Bennett
Title:	General Counsel

EXECUTIVE

/s/ Dustin L. Bogue

[Signature Page to Employment Agreement Amendment]